Exhibit 99.1

CONNETICS ANNOUNCES EXERCISE OF OPTION TO
PURCHASE ADDITIONAL CONVERTIBLE SENIOR NOTES

PALO ALTO, Calif. (March 29, 2005) — Connetics Corporation (Nasdaq: CNCT) announced today that the lead initial purchaser in Connetics’ recent private placement of $150 million in principal amount of 2.0% convertible senior notes maturing March 30, 2015 exercised its right, in full, to purchase an additional $50 million in principal amount of notes. The notes will be convertible into cash and, under specified circumstances, shares of Connetics common stock at an initial conversion price of approximately $35.46 per share. The sale of the additional $50 million in principal amount of notes is expected to close on March 31, 2005, subject to certain closing conditions. Connetics expects to use the net proceeds from the exercise of this option for general corporate purposes, including potential future product or company acquisitions, capital expenditures and working capital.

The offering was made only to qualified institutional buyers in accordance with Rule 144A of the Securities Act of 1933, as amended. The notes and shares of stock that may be issued upon conversion of the notes have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Litigation Reform Act. Statements about the offering and our expectations regarding the use of proceeds from the offering are forward-looking statements. These statements are based on certain assumptions made by Connetics’ management and are subject to a number of risks and uncertainties, many of which are beyond Connetics’ control, and which could cause actual events to differ materially from those expressed in the forward-looking statements. Forward-looking statements represent the judgment of Connetics’ management as of the date of this release, and Connetics disclaims any intent or obligation to update any forward-looking statements based on future events or developments.

Company Contact:
Patrick O’Brien	Ina McGuinness or Bruce Voss
Director, Investor Relations	Lippert/Heilshorn & Associates
(650) 739-2950	(310) 691-7100
pobrien@connetics.com	imcguinness@lhai.com
Press Release Code: (CNCT-G)

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